Exhibit 10.1

Amendment to Employment Agreement

Norwegian”), dated December 8, 2025, relating to your employment as President, Norwegian Cruise Line, effective as of January 19, 2026 (the “Employment Agreement”). This letter serves as an amendment to your Employment Agreement (the “Amendment”) and is dated as of December 8, 2025.

Starting Bonus”) which will be paid within the next payroll period after the day you begin employment with Norwegian and will be subject to normal withholding taxes. You agree that in the event your employment with Norwegian terminates for any reason other than a Qualifying Termination before January 19, 2028, you will be required to repay to Norwegian within ten business days of such event 100% of the Starting Bonus (including any amounts withheld for taxes). For the sake of clarity, you will not be required to repay the Starting Bonus if (i) you are terminated in a Qualifying Termination or (ii) you are employed by Norwegian on January 19, 2028. At the option of Norwegian, all or part of the amount to be repaid to Norwegian may be deducted from any amounts owed by Norwegian to you, including without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of your employment with Norwegian, provided, however, that no such deduction will be made to the extent that it would result in a tax being owed pursuant to Section 409A or 457A of the Internal Revenue Code of 1986, as amended.

Release”). For the sake of clarity, a termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the Starting Bonus, as applicable, within ten business days after the expiration of the twenty-one-day period.

Marc Kazlauskas

7665 Corporate Center Drive

Miami, Florida 33126

Re:Amendment to Employment Agreement

Dear Marc:

You have entered into an employment agreement with NCL (Bahamas) Ltd. (“Norwegian”), dated December 8, 2025, relating to your employment as President, Norwegian Cruise Line, effective as of January 19, 2026 (the “Employment Agreement”). This letter serves as an amendment to your Employment Agreement (the “Amendment”) and is dated as of December 8, 2025.

Subject to you beginning employment with Norwegian on or before January 19, 2026, you will be paid a one-time starting bonus of $1,400,000 (the “Starting Bonus”) which will be paid within the next payroll period after the day you begin employment with Norwegian and will be subject to normal withholding taxes. You agree that in the event your employment with Norwegian terminates for any reason other than a Qualifying Termination before January 19, 2028, you will be required to repay to Norwegian within ten business days of such event 100% of the Starting Bonus (including any amounts withheld for taxes). For the sake of clarity, you will not be required to repay the Starting Bonus if (i) you are terminated in a Qualifying Termination or (ii) you are employed by Norwegian on January 19, 2028. At the option of Norwegian, all or part of the amount to be repaid to Norwegian may be deducted from any amounts owed by Norwegian to you, including without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of your employment with Norwegian, provided, however, that no such deduction will be made to the extent that it would result in a tax being owed pursuant to Section 409A or 457A of the Internal Revenue Code of 1986, as amended.

For purposes of this Amendment:

“Cause” shall have the meaning specified in the Employment Agreement. A termination for “Cause” shall include a determination by Norwegian following your termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to you.

“Disability” and “Good Reason” have the meanings specified in the Employment Agreement.

“Qualifying Termination” means the termination of your employment before January 19, 2028 (i) by Norwegian for a reason other than Cause, (ii) by you for Good Reason or (iii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), other than in the case of your death, you execute a general release agreement, substantially in the form included in the Employment Agreement (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law), within twenty-one days following the termination of your employment with Norwegian and you not revoking such release (the “Release”). For the sake of clarity, a termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the Starting Bonus, as applicable, within ten business days after the expiration of the twenty-one-day period.

Except as modified pursuant to this Amendment, the Employment Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Employment Agreement as amended hereby. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Employment Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

To the extent possible, this Amendment is to be construed and interpreted in accordance with, and to avoid any tax, penalty, or interest under, Section 409A and 457A of the Code.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(Signature Page to Follow)

Sincerely, NCL (Bahamas) Ltd. /s/ Lynn White By: Lynn White Executive Vice President, Chief People Excellence Officer Agreed and accepted by: /s/ Marc Kazlauskas Marc Kazlauskas